UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders and Proxy Statement

April 27, 2007
1:00 p.m. Eastern Daylight Time

Hyatt Regency
Pittsburgh International Airport
Pittsburgh, Pennsylvania
USA

1000 Warren Avenue
Niles, Ohio 44446

April 3, 2007

Dear RTI Shareholder:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders on April 27, 2007, at the Hyatt Regency Hotel at the Pittsburgh International Airport.

The meeting will begin promptly at 1:00 p.m. with a report on Company operations. We will then elect directors and ratify the appointment of our independent registered public accounting firm.

You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2007 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Timothy G. Rupert President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
RTI INTERNATIONAL METALS, INC.

Time:
       1:00 p.m. Eastern Daylight Time

Date:
       April 27, 2007

Place:
       The Hyatt Regency
       Pittsburgh International Airport
       1111 Airport Boulevard
       Pittsburgh, Pennsylvania

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Dawne S. Hickton
Secretary

April 3, 2007

Only shareholders of record on March 1, 2007 may vote at the meeting.

PROXY STATEMENT

General Information
_ _

•	Who may vote?

Shareholders of RTI as of the close of business on the record date, March 1, 2007, are entitled to vote at the Annual Meeting.

•	What may I vote on?

You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2007, and

(3)	any other matters that may be properly presented at the meeting.

•	Voting recommendations

The Board recommends that you vote:

FOR each of the nominees presented in this proxy statement; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

•	Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies by the Board to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about April 3, 2007.

•	How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.cesvote.com) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-888-693-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR both proposals.

You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the Internet or by telephone or by voting in person at the meeting.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

The Company is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board of the Directors, applies to all directors and employees of the Company, including executive and other officers. The Code of Ethical Business Conduct is intended to comply with the requirements of the New York Stock Exchange and Securities and Exchange Commission regulations.

The Code of Ethical Business Conduct is posted on the RTI Website, www.rtiintl.com, and is also available in print without charge to any shareholder who makes a written request to the corporate Secretary at the address set forth under the caption “Other Information” at the end of this proxy statement.

Any amendments as well as waivers of the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the RTI Website.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines were adopted by the Board of Directors to promote sound corporate citizenship and are intended to comply with the requirements of the New York Stock Exchange. The guidelines, taken together with the charters of the various committees of the Board of Directors, provide the framework for the corporate governance of the Company. The guidelines cover a number of topics, including: the size and role of the Board of Directors; non-employee director executive sessions; attendance at Board of Directors meetings; access to senior management and advisors; the Board of Directors compensation; independence, composition and membership criteria of the Board of Directors; self-assessment of the Board of Directors; retirement age; and nominations to the Board of Directors.

The Company’s Corporate Governance guidelines are posted on the RTI Website, www.rtiintl.com, and are also available in print without charge to any shareholder who makes a written request to the corporate Secretary at the address set forth under the caption “Other Information” below.

The Board of Directors

The business and affairs of RTI are under the general direction of the Board of Directors. The Board presently consists of ten members, eight of whom are neither officers nor employees of RTI or its subsidiaries. The Board of Directors has determined that Craig R. Andersson, Daniel I. Booker, Donald P. Fusilli, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday and James A. Williams all meet the New York Stock Exchange rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material.

The Board met 7 times during 2006. All of the directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors. In the Chairman’s absence, the chairperson of the Nominating/Corporate Governance Committee chairs the meeting.

It is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others for nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Secretary of RTI for presentation to the Committee. Board Membership criteria considered by the Committee is discussed below under the caption “Nominating/Corporate Governance Committee” and is set forth in the Company’s Corporate Governance Guidelines, available free of charge on the RTI Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

There are four principal committees of the Board of Directors. Committee membership, the functions of the committees and the number of meetings held during 2006 are described below.

Executive Committee

The members of the Executive Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Charles C. Gedeon, John H. Odle and Timothy G. Rupert.

The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Committee must be reported at the Board’s next meeting. The Executive Committee held no meetings during 2006.

Audit Committee

The members of the Audit Committee are James A. Williams (Chairman), Craig R. Andersson, Donald P. Fusilli, Ronald L. Gallatin, Charles C. Gedeon and Robert M. Hernandez. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Hernandez, Fusilli, Gallatin and Williams are each qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission regulations and that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in overseeing RTI’s financial reporting process and systems of internal accounting control, RTI’s compliance with legal and regulatory requirements and qualifications, independence and performance of RTI’s internal auditors and independent registered public accounting firm. The Committee has direct responsibility for the appointment, compensation, retention and oversight of RTI’s independent registered public accounting firm. The Committee has adopted, and the Board has approved, the Committee charter, available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Audit Committee held 6 meetings in 2006.

The Compensation Committee

This Committee, formerly known as the Human Resources Committee, serves as a compensation committee by discharging the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The members of the Compensation Committee are Craig R. Andersson, Daniel I. Booker, Donald P. Fusilli, Ronald L. Gallatin, Charles C. Gedeon, Edith E. Holiday and James A. Williams. All of the members of this Committee meet the NYSE’s rules and listing standards for independence for purposes of this Committee.

The Compensation Committee is responsible for review and approval of RTI’s compensation philosophy; executive compensation programs, plans and awards (see “Compensation Discussion and Analysis” for further information); and policies, principles and procedures for selection and performance review of the CEO and other top management; and for establishing the CEO and other top management’s compensations levels based on the Committee’s evaluation of their performance. The Committee also administers RTI’s long term incentive plans and stock or stock-based plans. The Committee is also tasked with the review of Management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report in this proxy statement. The Committee has adopted, and the Board has approved, a Committee charter which is available free of charge on the RTI Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Compensation Committee held 3 meetings in 2006.

Nominating/Corporate Governance Committee

The members of the Nominating/Corporate Governance Committee are Daniel I. Booker (Chairman), Robert M. Hernandez and Edith E. Holiday. All of the members of this committee meet the New York Stock Exchange’s rules and listing standards for independence for purposes of this committee.

The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board candidates for election to the Board at the Annual Meeting of Shareholders or by the Board to fill vacancies occurring on the Board; and also considering RTI’s director compensation from time to time. The Committee considers director candidates submitted by directors, officers, employees, shareholders and other constituencies. The Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to RTI as well as their periodic review. The Committee has adopted, and the Board has approved, a Committee Charter that is available free of charge on the RTI Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that well serve RTI’s governance and strategic needs. Board candidates are typically suggested by members of the Committee but may also be identified by other directors, management, shareholders, and others, and will be considered on the basis of a range of criteria including the current composition of the Board, broad-based business knowledge and contacts, prominence, diversity of talents and background and sound reputation in their fields as well as a global business perspective and commitment to corporate citizenship. Additional information concerning director candidates is contained in RTI’s Corporate Governance Guidelines, available free of charge on the RTI Website at www.rtiintl.com or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Nominating/Corporate Governance Committee held 4 meetings in 2006.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

RTI’s directors are elected for one year terms. Non-employee directors may not stand for election after age 72. Employee directors leave the Board when they retire from RTI. The Board may determine to extend the retirement age for a particular director.

The Board has nominated ten directors for election. Eight of the nominees for election have previously been elected by the shareholders. Ms. Hickton and Mr. Wellham are proposed as new non-independent employee directors, replacing Messrs Rupert and Odle, both of whom plan on retiring during 2007. Of the ten individuals who are nominees for election, two are current RTI officers and the remaining eight are high-level executives with professional experience. If any nominee is unable to serve, your proxy may be voted for another person designated by the Board.

The ten director candidates receiving the most votes will be elected to the Board.

NOMINEES FOR DIRECTOR

CRAIG R. ANDERSSON	Age: 69

Retired Vice-Chairman	Director since 1990
Aristech Chemical Corporation
(chemical producer)

Mr. Andersson retired as a director and Vice-Chairman of Aristech Chemical Corporation on April 30, 1995. Previously, he was President and Chief Operating Officer, a position he had held since December, 1986. He is a past director of Albermarle Corporation and Duquesne University. He is a member of the American Institute of Chemical Engineers and Alpha Chi Sigma (a professional chemical society) and has served on the boards and executive committees of The Society of the Chemical Industry, the Chemical Manufacturers Association, the Pennsylvania Business Roundtable and the Greater Pittsburgh Chamber of Commerce. He has a BS degree in chemical engineering from the University of Minnesota and did graduate work in the same discipline at the University of Delaware.

DANIEL I. BOOKER	Age: 59

Partner,	Director since 1995
Reed Smith LLP
(law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is a director of Océ USA Holding, Inc.; a director of the Allegheny Conference on Community Development; and a director of other community and professional organizations.

DONALD P. FUSILLI, JR.	Age: 55

Consultant,	Director since 2003
DPF Consulting
(business consulting firm)

Mr. Fusilli is the owner of DPF Consulting, a privately-held consulting firm focusing on strategic planning, business development, program/project management and selected recruiting. He was President and Chief Executive Officer of Michael Baker Corporation from April 25, 2001 to September 12, 2006. He joined Michael Baker in 1973 and spent 6 years in the engineering department before obtaining his law degree in 1979. He became General Counsel in 1984, Executive Vice President — Administration of the Energy Group in 1994 and Executive Vice President and General Manager of the Group in 1995. He was elected President and Chief Operating Officer in March 2000. Mr. Fusilli is a Civil Engineering graduate of Villanova University and holds a JD from Duquesne University School of Law. He also attended the Advanced Management Program at the Harvard University Business School. Mr. Fusilli is a Director of Sterling Construction Company, Inc., Robert Morris University, and Greater Pittsburgh Council of Boy Scouts of America.

RONALD L. GALLATIN	Age: 61

Retired Managing Director	Director since 1996
Lehman Brothers Inc.
(investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has BS, JD and LLM (Taxation) degrees and is a Certified Public Accountant.

CHARLES C. GEDEON	Age: 66

Retired Businessman	Director since 1991

Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President — Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President — Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President — Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President — Operations of National Steel Corporation.

ROBERT M. HERNANDEZ	Age: 62

Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President — Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President — Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President — U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his MBA from the Wharton Graduate School of the University of Pennsylvania. He is a trustee and Vice Chairman of BlackRock Funds, lead director of ACE Limited, a director of Eastman Chemical Company and a nominee to the board of directors of Tyco Electronics Corporation.

EDITH E. HOLIDAY	Age: 55

Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She is operating trustee of TWE Holdings I and II Trusts. She has BS and JD degrees from the University of Florida.

DAWNE S. HICKTON	Age: 49

Vice Chairman and Chief Executive Officer	New nominee

Ms. Hickton, 49, as of April 27, 2007, is the Vice Chairman and Chief Executive Officer. Since June 2005, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. She holds a BA from the University of Rochester and a JD from the University of Pittsburgh. She is also a director of First National Bank Corporation.

MICHAEL C. WELLHAM	Age: 41

President and Chief Operating Officer	New nominee

Mr. Wellham, 41, as of April 27, 2007, is the President & Chief Operating Officer. Since 2002, he has served as Senior Vice President in charge of the Company’s Fabrication & Distribution Group, responsible for 14 RTI locations in seven countries. He came to RTI in 1998 with the acquisition of New Century Metals. Prior to that, Mr. Wellham was president of Advanced Aerospace Metals Corporation, a full line metals distributor that he led through the start-up phase. He holds a BA from the University of Phoenix and a MBA from the University of Tennessee.

JAMES A. WILLIAMS	Age: 62

Retired Partner	Director since 2005
Ernst & Young
(accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years experience working with large multi-location clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a certified public accountant and has a BS degree from Miami University.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for RTI and its predecessors for a number of years. For 2006, PricewaterhouseCoopers LLP rendered professional services in connection with the audit of the financial statements of RTI and its subsidiaries, including review of quarterly reports and review of filings with the Securities and Exchange Commission and provided tax services. They are knowledgeable about RTI’s operations and accounting practices and is well qualified to act as the independent registered public accounting firm and the Audit Committee has selected PricewaterhouseCoopers LLP as such for 2007.

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of RTI’s annual financial statements and review of financial statements in RTI’s Quarterly Reports on Form 10-Q in 2006 and 2005 were $2,625,074 and $3,350,087, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that were related to the services described above in 2006 and 2005 were $12,000 and $13,000, respectively.

Tax Fees

The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for tax services in 2006 and 2005 were $103,700 and $96,430, respectively. The services comprising these fees include federal and state tax return compliance, assistance related to the Company’s examination by the IRS for the years 1998 through 2001 and various federal, state and international tax consulting projects.

All Other Fees

Other than fees disclosed above, there was $2,400 related to licensing fees in each of 2006 and 2005.

The Audit Committee on an annual basis preapproves the Audit Plan for the year along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed, and any fees above the estimate are reviewed and approved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Committee to preapprove additional audit and non-audit fees between meetings, subject to review by the full Committee at the next regularly scheduled meeting.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Each share of RTI’s Common Stock is entitled to one vote per share and only votes for or against the proposal count. Abstentions and broker non-votes do not count for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority from the beneficial owner to vote on a particular proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS
RTI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

COMMITTEE REPORTS

Audit Committee Report

The committee met with management, PricewaterhouseCoopers LLP, and the Director of Internal Audit frequently throughout the year to review and consider the adequacy of RTI’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We also discussed with RTI’s management and PricewaterhouseCoopers LLP the process used for certifications by RTI’s chief executive officer and principal financial officer that are required for certain of RTI’s filings with the Securities and Exchange Commission. We have reviewed and discussed RTI’s 2006 audited financial statements with management and with PricewaterhouseCoopers LLP. The committee also discussed with PricewaterhouseCoopers LLP the matters required to be communicated by Statement on Auditing Standards (SAS) No. 61 as amended by SAS No. 90 (Communications With Audit Committees).

In addition, the committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from RTI and its management. We have considered whether the provision by PricewaterhouseCoopers LLP of the professional services described above was compatible with the maintenance by PricewaterhouseCoopers LLP of its independent status and have determined that it was.

Based on these reviews and discussions, we recommended to RTI’s Board of Directors, and the Board has approved, that the Audited Financial Statements be included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

James A. Williams (Chairman)	Donald P. Fusilli
Craig R. Andersson	Charles C. Gedeon
Ronald L. Gallatin	Robert M. Hernandez

Compensation Committee Report

The Compensation Committee (“Committee”) discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on their reviews and discussions, the Committee recommended to RTI’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Craig R. Andersson	Charles C. Gedeon
Daniel I. Booker	Edith E. Holiday
Donald P. Fusilli	James A. Williams
Ronald L. Gallatin

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 28, 2007.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

FMR Corporation	2,713,438	(1)	11.8%
82 Devonshire Street
Boston, MA 02109

Rainer Investment Management, Inc.	1,631,311	(2)	7.1%
601 Union Street, Suite 2801
Seattle, WA 98101
          _ _

(1)	Includes 2,685,738 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to various registered investment companies. One such investment company, Fid Diversified Intrntnl Sub A, beneficially owns 2,000,000 shares. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp. (through its control of Fidelity) and the funds each has sole power to dispose of the 2,685,738 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. Also includes 27,000 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned bank subsidiary of FMR Corp., as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over and sole power to vote or to direct the voting of such shares. This information is based solely on the Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. and Edward C. Johnson 3d.

(2)	This information is based solely on the Schedule 13G filed with the SEC on February 13, 2007 which indicates sole power to dispose of all such shares and sole power to vote or to direct the vote of 1,584,511 of such shares.

Security Ownership of Directors and Executive Officers

The following table reflects the number of shares of our Common Stock beneficially owned, as of February 28, 2007, by each director and nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

	Amount and
	Nature of		Percent of
Name	Beneficial Ownership		Class(5)

Craig R. Andersson	35,392	(1)	—
Gordon L. Berkstresser	10,726	(4)	—
Daniel I. Booker	18,020		—
Donald P. Fusilli	5,765		—
Ronald L. Gallatin	12,894	(2)	—
Charles C. Gedeon	19,317	(1)	—
Stephen R. Giangiordano	31,826	(3)	—
Robert M. Hernandez	43,781		—
Dawne S. Hickton	57,141	(3)	—
Edith E. Holiday	11,097		—
William T. Hull	14,879	(3)	—
John H. Odle	98,509	(3)(4)	—
Timothy G. Rupert	173,315	(3)(4)	—
Michael C. Wellham	11,663	(3)(4)	—
James A. Williams	2,894		—
All directors and executive officers as a group (15 persons)	548,719		2.4%

(1)	Includes 6,000 shares which the non-employee director had the right to acquire within 60 days under the 2004 Stock Plan.

(2)	Includes 1,000 shares which the non-employee director had the right to acquire within 60 days under the 2004 Stock Plan.

(3)	Includes 19,200 shares, 28,333 shares, 21,332 shares, 16,000 shares, 3,833 shares and 4,666 shares, respectively, which Ms. Hickton and Messrs. Rupert, Odle, Giangiordano, Wellham and Hull had the right to acquire within 60 days under the Company’s 2004 Stock Plan.

(4)	Excludes an indeterminate number of shares underlying units in a unitized stock fund, which is an available investment option under RTI’s defined contribution employee savings plan. As of February 28, 2007, Messrs. Rupert, Odle, Wellham and Berkstresser had 2,259.93, 252.33, 962.43 and 748.88 units, respectively, under such plan.

(5)	There were 23,016,976 shares outstanding as of February 28, 2007. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A.	Overview and Pay Philosophy

For the 2006 compensation that is detailed in the tables that follow, our Board of Directors empowered the Compensation Committee (the “Committee” or the “Compensation Committee”) to discharge the Board’s duties concerning executive compensation and advise the Board on the Company’s compensation philosophy, programs, and objectives. Specifically, the Committee makes decisions regarding compensation of our named executive officers in accordance with the Committee’s Charter. The Committee is responsible for the review and approval of the Company’s compensation philosophy including executive compensation programs, plans and awards; policies, principles and procedures for the selection of performance objectives and review of the CEO and other named executive officers; and for establishing compensation levels for the CEO and other named executive officers based on the Committee’s evaluation of performance. The Committee also administers RTI’s stock-based compensation plans (including the shareholder approved 2004 Stock Plan) through which long-term incentive compensation awards are granted to our named executive officers and other managers and employees.

Consistent with the Committee’s mandate, RTI has adopted a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Statement”) which, for 2006, was applicable to RTI’s President and CEO, Executive Vice Presidents, Senior Vice Presidents and each Vice President.

The overall philosophy related to our officer compensation programs set out in the Pay Statement is as follows:

•	To promote achievement of the Company’s business objectives and reinforce its strategies;

•	To align the interests of the Company’s officers with those of its shareholders; and

•	To provide pay that is externally competitive and internally equitable.

The Pay Statement is designed to reward executive performance on both an individual basis and as a team as follows:

•	To recognize the efforts of the executive team in the performance of identifiable and measurable objectives for the Company;

•	To provide compensation awards based on individual objectives for performance to the extent identifiable and measurable; and

•	To allow for significant rewards for exceptional performance.

We previously announced that we put in place a management succession plan that will take effect as of our annual meeting. That plan includes amending the Pay Statement, replacing the employment agreements for our top executives and adopting certain policies with respect to executive severance issues. The discussion that follows details the compensation for the 2006 fiscal year. At the end is also a brief summary of the changes that will be effective with the management succession plan.

B.	Elements of NEO Compensation

The Company’s compensation program consists of the following elements for our named executive officers:

•	Salary: Executive salary addresses current compensation and is paid to attract and retain qualified personnel and to provide a guaranteed level of income regardless of performance as well as recognition of consistent excellent performance over a number of years. An individual’s salary may fall anywhere in a pre-determined range, the midpoint of which for each position will be maintained near the median of that for similar positions at appropriate comparator companies with a maximum near the seventy-fifth percentile of the comparator group. However, individual salary increase levels will reflect a variety of factors including relevant experience, time in position and individual performance as measured by the executive’s annual performance review.

•	Bonuses: The major role of annual incentive compensation (i.e., annual bonuses) is to motivate officers through the recognition of attainment of specific key short-term objectives and/or other strategic milestones or operational goals. The Pay Statement award opportunity guidelines call for annual bonuses for target performance to be established near the median of that for similar positions at appropriate comparator companies and within the following guidelines:

	Range	Target

President and CEO	0 to 120% of Salary	60% of Salary
Executive Vice Presidents	0 to 100% of Salary	50% of Salary
Senior Vice Presidents	0 to 100% of Salary	50% of Salary
Vice Presidents	0 to 80% of Salary	40% of Salary

No bonus will be paid to an officer whose performance is judged to be unacceptable regardless of the level of corporate performance. Likewise, the Compensation Committee may, in order to retain valued executives, pay bonuses to recognize exceptional individual performance regardless of the level of corporate performance.

•	Long-term Incentives: Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by the price of the Company’s common stock as well as improvement in earnings per share. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan and may be made in a combination of stock (which, under the plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. It has been the Company’s practice to utilize a mix of incentive stock options and restricted share awards, each vesting over time. Stock options align management’s interest with that of shareholders and have value only if the stock price increases over time. Our stock options are granted at fair market value on the date of grant and vest ratably over three years. As many companies have moved away from the reliance on stock options, due in part to the evolution of regulatory, tax and accounting treatments, restricted share awards have become more prevalent. Because it is important to us to provide compensation that is externally competitive and to retain our executive officers, we utilize restricted share awards that vest ratably over five years. The total projected value of long-term incentive grants are to be divided roughly between stock and stock options and in the following ranges:

Total Projected
	Value of Award	Allocation
	at Target Performance	Stock Awards/Options

President and CEO	90 to 130% of Salary	80% / 20%
Executive Vice Presidents	80 to 120% of Salary	75% / 25%
Senior Vice Presidents	75 to 110% of Salary	75% / 25%
Vice Presidents	40 to 80% of Salary	70% / 30%

Although the Company has not adopted stock ownership guidelines for management, the Board of Directors expects our named executive officers to continue to align their interests with that of our shareholders through long-term holdings in our common stock.

•	Health and Welfare Benefits: We provide certain health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•	Perquisites: Our named executive officers and other senior managers are provided certain perquisites that we believe are competitive and consistent with our compensation philosophy. Our principal perquisite programs are tax preparation and financial planning advice, use of a Company automobile, club memberships, and annual executive medical exams and are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table.

•	Post-Employment Compensatory Arrangements:

º	Pension Plan. We have a qualified defined benefit plan that covers each of our current named executive officers except for Mr. Wellham. The benefits are based on a formula which includes a percentage of the participants average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” following for a description of our defined benefit plan.

º	Supplemental Pension Program. Those named executive officers that participate in the qualified defined benefit plan (all except Mr. Wellham) also participate in the Supplemental Pension Program, a non-qualified defined benefit plan. It entitles the executives to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60 or prior to age 60 with 30 years of service with RTI’s consent. See “Retirement Benefits” following for a description of our supplemental pension program.

º	401(k) Plan. We maintain a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers that do not participate in the defined benefit pension plan. Mr. Wellham is the only such executive officer for whom the company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

º	Change in Control Severance Agreements. As discussed in greater detail under the caption, “Employment Agreements,” Messrs. Rupert, Odle and Hull and Ms. Hickton each have employment agreements that provide for severance compensation under certain circumstances in the event that their employment terminates following a change in control of the Company (see “Employment Agreements” below). These provisions are designed to ensure that the actions and recommendations of management with respect to a possible or actual change in control transaction are in the best interests of the Company and its shareholders and are not influenced by management’s personal interests concerning their employment status. The severance benefits following a change in control include (i) a lump sum cash payment of up to three times the sum of the named executive officer’s current base salary plus the highest bonus in the four years prior to the date of termination (the average annual bonus in the three years prior to the date of termination in the case of Mr. Hull), (ii) the vesting of then unvested shares of restricted stock, stock options or other equity-based awards, (iii) post-termination life, disability, accident and health insurance benefits for up to 24 months and (iv) a cash payment of the amount necessary to insure that the payments listed above are not subject to net reduction due to the imposition of any federal excise tax. The severance benefits are payable if, any time after a change in control, the named executive officer’s employment is terminated by the officer for good reason or by RTI other than for cause or disability. In addition, the benefits are payable to Mr. Odle or Mr. Rupert in the event either of them terminates employment within 90 days after a change in control to further protect the key executives.

C.	Overview of the Decision Making Process

The Committee and, consequently, the Pay Statement recognize both that there is a dearth of companies that compete directly with RTI across all of our lines of business and that managerial talent can be found in organizations other than competing companies. Consequently, the compensation data selected for use in company and/or individual position comparisons includes information on a broad group of industrial companies similar to RTI in terms of sales volume or, as appropriate, assets, total capital, market value or number of employees. When appropriate and available, data specific to the metals industry or a specific position is used.

In January of each year, the CEO, with input from the individual executives as well as the Chairman of the Board of Directors, establishes specific performance-based objectives for each member of the executive team, based upon various factors including the immediate past performance of the Company and its reporting Groups, the projected market conditions in the industry, and the short and long-term strategic plan of the Company as established by the Board. Each performance-based objective is weighted in term of significance and then reviewed by the Compensation Committee.

In December of each year the CEO begins to review the performance of the named executives other than himself for the purpose of setting the base salary for the following year and bonus and incentive compensation for year then ending. He creates grids outlining the RTI stock price during the year; the Company and business unit performance in income before tax, earnings per share, cash flow and return of assets (all determined in accordance with Company accounting policy) as compared to the Company’s annual business plan; and individual performance for each of the named executive officers as against the specific objectives set the prior year. Using these grids and basic information regarding trends in executive salaries in the manufacturing industry, the CEO makes recommendations as to the compensation of the other named executive officers which tally each element of the individuals’ compensation. The recommendations, along with the “tally sheets,” are distributed to the Compensation Committee in January. The Committee reviews the recommendations of the CEO with respect to the other executive officers and then reviews the performance of the CEO in the same manner that the CEO evaluates the other executives. The Committee then makes the final determination as to the base salary for the new year and any bonus and incentive compensation for the immediate past year’s performance based upon each individual’s status and performance, in each case consistent with the Pay Statement set forth above. Any awards of long-term, equity-based compensation are granted at this January meeting.

In making determinations as to the compensation for the named executive officers for the different elements of the compensation program, the Committee takes into consideration the following considerations:

•	Variability: A large portion of total compensation will be based upon Company performance, recognizing the highly cyclical nature of the Company’s business. While salaries will generally be maintained at competitive levels, the major opportunities for significant upward shifts in total compensation will be provided through short-term and long-term incentive programs.

•	Clarity: Performance objectives for short-term and long-term incentive programs will be clearly articulated to executives. The objectives will be predetermined in the beginning of a determination period, which occurred in January of 2006 for the year ending 2006, and in January of 2007 for the current year. However, if deemed appropriate by the Company’s Board, after-the-fact discretionary judgment will be applied.

•	Communicability: Officers are made aware of and fully understand their earnings potential for a given year and what specific actions and results are needed to achieve these earnings.

•	Strategic Emphasis: The Pay Statement sets out the approximate proportion of total direct compensation to be represented by salary, short-term (bonus) and long-term incentives assuming both short-term and long-term incentives are paid at target levels by classes of officer as follows:

º	President and CEO–35% salary, 20% bonus and 45% long-term incentives.

º	Executive Vice President–40% salary, 20% bonus and 40% long-term incentives.

º	Senior Vice Presidents–40% salary, 20% bonus and 40% long-term incentives.

º	Vice Presidents–45% salary, 15% bonus and 40% long-term incentives.

The Pay Statement provides that RTI’s officers compensation should range at about the average or median of the remuneration paid by the Company’s comparator group when aspects of performance are at target levels.

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to RTI for such compensation.

Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. To date, the U.S. Treasury Department and the Internal Revenue Service have only issued preliminary guidance regarding the impact of Section 409A. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits RTI’s tax deduction for compensation deduction for compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, are not considered performance-based and may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation consistent with the overall pay philosophy of the Company.

If a change in control of the Company results in compensation being paid or accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. The employment agreements discussed above provide that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, the Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by the Company.

D.	Analysis of Compensation Awards for Our NEOs

As described above, 2006 base salaries for each of the named executive officers were set by the Compensation Committee in January 2006. Prior to that time, the CEO asked the Company’s human resources department to provide him with suggested ranges of salary increases of top executives generally to provide comparative data. No specific peer group of companies was created or referenced. Information published by the Institute of Management and Administration summarizing surveys of the expected ranges of increases of top executive salaries in the manufacturing industries was consulted. Data from a commercial web site, www.companalyst.com, with respect to top executive positions in the Cleveland, Ohio metropolitan area in the manufacturing industry was also reviewed. This process resulted in a recommended range of salary increases for each position from 3.75 to 5.5%. After reviewing 2005 performance and this data, annual base salary was set as follows:

	2006	Percentage Increase
Executive	Base Salary	over 2005

Timothy G. Rupert	$464,000	3.3%
John H. Odle	299,000	4.5%
Dawne S. Hickton	259,000	13.6%
William T. Hull	205,000	2.0%
Steve R. Giangiordano	164,000	3.2%
Michael C. Wellham	158,000	17.0%

Based on the Company’s strong performance, and to maintain base salaries near the mid-point of those for similar positions, the Committee approved salary increases for the start of 2006 in line with its view of the market for Messrs. Rupert, Odle, Hull (who was hired mid-year 2005) and Giangiordano. Ms. Hickton’s 2005 salary was increased in June 2005 upon her promotion to Senior Vice President. Had her adjusted 2005 salary been annualized, her 2006 percentage increase would have been 4%. Mr. Wellham’s increase was higher on a percentage basis to reflect his increased responsibilities and to bring his salary more in line with the other named executive officers’, recognizing that historically his base salary was deflated.

In reviewing the performance of the named executive officers for purposes of determining if bonuses and incentive compensation should be rewarded for 2006, the Committee took into consideration RTI’s operating and financial performance, recognizing that the Company’s financial performance in 2006 was the highest profit recorded in the Company’s history on record sales. In addition, shareholder value as measured by the common share price increased by 106%, also a record for the Company. The Company’s positive return on assets and cash flow also were considered in determining the success of the named executive officers’ accomplishment of their objectives

While our operating and financial performance and increases to shareholder value receive the highest weight, the Committee also measures executive performance against pre-determined individual objectives. Specific objectives for 2006 for Mr. Rupert and Ms. Hickton included leading the industry in defense of the Specialty Metals Clause of the Berry Amendment. As a result of successful execution of RTI’s lobbying strategy during 2006, the United States Congress passed legislation enhancing the Specialty Metals Clause of the Berry Amendment which provides for additional compliance requirements favorable to the domestic titanium industry which positively benefits the Company’s defense business. Specific objectives for Mr. Rupert also included milestones reached for each of the two capital expansion projects related to the new contract work for major customers. Objectives for each of Mr. Odle, Mr. Giangiordano and Mr. Wellham also included the achievement of milestones of one of these important capital projects. Important objectives for both Ms. Hickton and Mr. Hull included specific goals with respect to timely and accurately completing financial reporting and improving past internal control deficiencies while reducing the reliance upon and cost of outside consultants. These objectives were all met. In addition to these objectives, individual named executive officers had specific additional objectives related to their particular areas of responsibility, including matters relating to safety, quality, on-time delivery, and computer systems enhancements.

The following chart summarizes the achievement of each of the named executive officer’s individual objectives:

			Weighted
			Average Score
		Total Number	Based On
	Total Number	of Objectives	Achieved
Executive	Of Objectives	Achieved	Objectives

Timothy G. Rupert	5	5	100%
John H. Odle	5	3	65%
Dawne S. Hickton	6	5	80%
William T. Hull	6	6	100%
Steve R. Giangiordano	6	5	85%
Michael C. Wellham	5	4	80%

The only objectives that were not met by Mr. Odle, were specific financial goals for the Company’s Fabrication and Distribution Group as measured against plan as well as a shortfall in the planned increase in RTI Energy’s backlog. The only objective not met by Ms. Hickton was specific financial goals as measured against plan of the Company’s Fabrication and Distribution Group. The only objective not met by Mr. Giangiordano was a shortfall in the planned improvement of inventory turns for the Titanium Group. The only objective that was not met by Mr. Wellham, were specific financial goals for the Company’s Fabrication and Distribution Group as measured against plan. Each of Mr. Rupert and Mr. Hull met all of their objectives. When reviewing the objectives that were not met, the Committee recognized that while the financial goals for the Fabrication and Distribution Group were not achieved in total, the Group exceeded its goals for profit.

Based upon the Committee’s review of Company’s strong operating and financial performance, increases in earnings per share, and, to a lesser extent, the named executive officer’s accomplishments as they related to each individual’s objectives, each of the named executive officers received bonuses, and shares of restricted stock and option grants as set forth in the Summary Compensation and Grants of Plan-Based Awards Tables. Mr. Rupert’s bonus of $550,000 is on the high end of the Pay Statement target range. The Committee made this determination to reward him for the Company’s outstanding performance and his achievement of all of his personal objectives. The Committee believed that the bonus for each of the other named executive officers in the high range of target was appropriate in light of the Company’s performance and the individuals’ achievement of a significant number of their other objectives. In the cases of Ms. Hickton, Mr. Wellham, Mr. Hull and Mr. Giangiordano, the Committee also recognized that each has a very important role in the management succession plan described below, and their retention is critical.

Also because the Company met the earnings per share criteria set forth in the Pay Statement, the vesting of restricted stock granted in previous years was accelerated by 20% for each executive and the grants of restricted stock in the current year were increased by 20% to adjust for the formerly unvested shares that were vested in connection with this acceleration.

E.	Changes in Compensation for 2007

As previously announced, Timothy G. Rupert will step down as President and Chief Executive Officer of RTI effective April 27, 2007 and will retire from RTI on July 31, 2007. John H. Odle, Executive Vice President of RTI, will retire, consistent with RTI’s mandatory retirement policy, in September 2007 when he becomes 65 years of age.

The Board of Directors of RTI has implemented a succession plan and elected, effective on April 27, 2007, Dawne S. Hickton as Vice Chairman and Chief Executive Officer, Michael C. Wellham as President and Chief Operating Officer, Steve R. Giangiordano as Executive Vice President and William T. Hull as Senior Vice President and Chief Financial Officer. In addition Chad Whalen has been hired as Vice President and General Counsel effective February 19, 2007.

In furtherance of the succession plan, the Board of Directors hired Towers Perrin, a national benefits consulting firm, to review the Company’s executive compensation generally and to give specific advice on the compensation of the Company’s executive officers after the plan is implemented. Based upon this advice the Company has entered into new employment contracts with each of Ms. Hickton, Mr. Wellham, Mr. Hull and Mr. Giangiordano that will take effect on April 27, 2007. Effective with his date of hire, the Company also entered into an employment contract with Mr. Whalen. The following summarizes the target initial compensation for these individuals effective with their new positions:

•	Ms. Hickton will receive a base salary of $425,000. She will be eligible for an annual target bonus in accordance with the Pay Statement of 75% of her base salary. She will be eligible for annual grants of long term incentive compensation under RTI’s 2004 Stock Plan in a targeted amount of 200% of her base salary.

•	Mr. Wellham will receive a base salary of $325,000. He will be eligible for an annual target bonus in accordance with RTI’s Pay Statement of 60% of his base salary. He will be eligible for annual grants of long term incentive compensation under RTI’s 2004 Stock Plan in a targeted amount of 110% of his base salary.

•	Mr. Giangiordano will receive a base salary of $250,000. He will be eligible for an annual target bonus in accordance with the Pay Statement of 50% of his base salary. He will be eligible for annual grants of long term incentive compensation under RTI’s 2004 Stock Plan in a targeted amount of 100% of his base salary.

•	Mr. Hull will receive a base salary of $250,000. He will be eligible for an annual target bonus in accordance with the Pay Statement of 50% of his base salary. He will be eligible for annual grants of long term incentive compensation under RTI’s 2004 Stock Plan in a targeted amount of 80% of his base salary.

•	Mr. Whalen will receive a base salary of $200,000. He will be eligible for an annual target bonus in accordance with the Pay Statement of 40% of his base salary. He will be eligible for annual grants of long term incentive compensation under RTI’s 2004 Stock Plan in a targeted amount of 60% of his base salary.

As part of the new employment contracts the Change in Control Severance Agreements outlined above will be terminated but each executive officer will be eligible to participate in executive severance policies that entitle the new CEO to a benefit equal to 2.5 times her annual base salary and bonus and for each other named executive officer 2 times their annual base salary and bonus, in each case if the executive’s employment with the Company is terminated by the Company other than for cause, death or disability, or by the executive for good reason within 24 months after a change in control of the Company. Also upon such event the executives will be entitled to immediate vesting of unvested stock options and restricted stock the continuation of life, disability and health insurance benefits for a specified period and a “gross-up” payment in the event, in certain circumstances, the executive is subject to excise taxes because of the above. The named executive officers will also be entitled to certain severance benefits in the event that the Company terminates the executive’s employment other than because of cause, death or disability outside of the context of a change of control, or if the Company breaches the executive’s employment agreement in certain circumstance or if the company reduces the executives base salary without the executive’s consent.

Finally, it is anticipated that the Pay Statement will be amended in 2007 to contemplate the new executive positions and to adjust the bonus targets.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation	Earnings (3)	Compensation (4)	Total

Timothy G. Rupert	2006	$464,000	$550,000	$1,045,096	$248,144	N/A	$605,071	$31,434	$2,943,745
President and Chief Executive Officer

John H. Odle	2006	299,000	300,000	528,857	192,099	N/A	256,789	23,779	1,600,524
Executive Vice President

Dawne S. Hickton	2006	259,000	250,000	213,826	103,492	N/A	56,291	39,226	921,835
Senior Vice President and Chief Administrative Officer

William T. Hull	2006	205,000	150,000	110,401	122,662	N/A	17,154	20,315	625,532
Vice President and Chief Accounting Officer

Stephen R. Giangiordano	2006	164,000	130,000	51,673	58,160	N/A	96,378	10,208	510,419
Senior Vice President — Titanium Group

Michael C. Wellham	2006	158,000	125,000	34,311	32,826	N/A	—	7,004	357,141
Senior Vice President — Fabrication & Distribution Group

Gordon L. Berkstresser (5)	2006	150,000	—	—	—	—	—	502,252	652,252
Vice President and Controller

(1)	Represents the cash bonus paid to the named executive officers for their performance during 2006.

(2)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in 2002, 2003, 2004 and 2005 for which we continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(3)	Reflects the increase during 2006 in actuarial present values of each Named Executive Officer’s accumulated benefits under our Pension Plan for Eligible Salaried Employees, Supplemental Pension Plan, Excess Pension Plan and with respect to Mr. Rupert and Mr. Odle, individual non-qualified letter agreements. Mr. Wellham was not a participant in any of these plans during 2006.

(4)	Represents the aggregate incremental cost to the Company with respect to the perquisites provided to the Named Executive Officer in 2006. With respect to Mr. Wellham it includes the Company’s 401(K) matching contribution. With respect to Mr. Berkstresser, the amount includes various costs associated with his termination agreement with the Company which are discussed in the footnotes to the All Other Compensation Table below.

(5)	Mr. Berkstresser resigned his position as Vice President and Controller effective as of January 2006.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

				Company	Severance	Change in
		Tax	Insurance	Contributions	Payments/	Payments/
Name	Perquisites (1)	Reimbursements	Premiums	to DC Plans (2)	Accruals (3)	Accrual	Total
Timothy G. Rupert	$31,434	$—	$—	$—	$—	$—	$31,434
John H. Odle	23,779	—	—	—	—	—	23,779
Dawne S. Hickton	39,226	—	—	—	—	—	39,226
William T. Hull	20,315	—	—	—	—	—	20,315
Stephen R. Giangiordano	10,208	—	—	—	—	—	10,208
Michael C. Wellham	—	—	—	7,004	—	—	7,004
Gordon L. Berkstresser	—	—	—	—	502,252	—	502,252

(1)	Represents the aggregate incremental costs to the Company in 2006 for all perquisites and personal benefits for the listed individuals. Perquisites and personal benefits for 2006 consisted of (i) usage of Company-owned automobiles and related expenses, (ii) country and city club membership dues for Messrs. Rupert and Odle and Ms. Hickton, (iii) annual tax preparation and advisory services for Messrs. Rupert, Odle and Hull, (iv) annual executive physical examination and diagnostic services at a designated medical facility for all but Mr. Giangiordano and (v) spousal travel and related expenses for attendance at the Company’s annual shareholders meeting and one off-site Board meeting. None of these benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals. The aggregate cost of all perquisites and personal benefits for each of Messrs. Wellham and Berkstresser was less than $10,000.

(2)	Represents the Company’s 401(k) matching contribution for the Named Executive Officer. Mr. Wellham is the only Named Executive Officer in the Company’s defined contribution 401(k) plan that received a matching contribution.

(3)	Total amount paid in severance is the result of the Company’s and Mr. Berkstresser’s mutual agreement to terminate his employment. Amount includes $332,154 related to the vesting of restricted stock awards, $147,500 related to cash severance payments, and $22,598 for the buy-out of the Company’s auto lease with title being transferred to Mr. Berkstresser.

The tables above summarize the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2006. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable.

Employment Agreements

On August 1, 1999, RTI entered into employment agreements with Ms. Hickton and Messrs. Odle and Rupert covering their employment for an initial four year term and for additional one year terms each year thereafter until the officer attains age 65 unless terminated prior thereto by either party on 120 days notice. Under the agreements, each officer will be paid the annual salary set forth, subject to increases from time to time in the sole discretion of RTI. RTI may terminate the services of the officer at any time for “cause” as defined in the agreement. Officers each agree not, for a period of 24 months after the end of the employment period or employment termination, whichever occurs first, to be employed by, or otherwise participate in, any business which competes with RTI. This restriction does not apply if the officer terminates employment with RTI under certain circumstances following a “change in control” of RTI as defined.

The employment agreements also provide that the officer will be entitled to certain severance benefits in the event of termination of employment under certain circumstances following a “change in control” as defined.

These are:

•	a cash payment of up to three times the sum of the officer’s current salary plus the highest bonus in the four years before the date of termination,

•	all unvested restricted stock and options will vest immediately,

•	life, disability, accident and health insurance benefits for 24 months after termination,

•	a cash payment of the amount necessary to insure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

The severance benefits are payable if, any time after a change in control, the officer’s employment is terminated by the officer for good reason or by RTI other than for cause or disability. In addition the benefits are payable to Mr. Odle or Mr. Rupert in the event either of them terminates employment within 90 days after a change in control.

The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

•	any person not affiliated with RTI acquires 20 percent or more of the voting power of our outstanding securities,

•	the Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the Board in this manner.

•	RTI merges with another company and RTI’s shareholders end up with less than 50 percent of the voting power of the new entity,

•	our shareholders approve a plan of complete liquidation of RTI, or

•	we sell all or substantially all of RTI’s assets.

Under the employment agreement dated as of August 1, 1999 between RTI and Mr. Odle, RTI agreed that if he continues in active employment with RTI until either age 65, or such earlier date as the RTI Board of Directors may approve, RTI, on a date six months from the effective date of his retirement, will pay him a one time lump sum payment of the then present value of the 9.16 years of non-pensionable service attributable to periods he was employed by U.S. Steel (3.58 years) and the Company (5.58 years) which pre-date his current period of employment, calculated pursuant to the RTI Pension Plan and its Supplemental Pension Program.

On December 6, 2003, RTI entered into a letter agreement with Mr. Rupert (the “2003 Letter”) with respect to Mr. Rupert’s retirement benefits. The 2003 Letter provided for an amendment to the RTI Supplemental Pension Program allowing the benefits payable to Mr. Rupert under the RTI Supplemental Pension Program to be calculated in a manner that includes Mr. Rupert’s service with USX Corporation and its predecessor U.S. Steel, and with RTI. This amendment was effected in January 2004. RTI’s obligations toward such benefit shall continue notwithstanding any termination of the RTI Supplemental Pension Program. The 2003 Letter superseded a previous letter agreement with respect to Mr. Rupert’s benefits dated April 13, 1992, between Mr. Rupert and RMI Titanium Company, signed by L.F. Gieg, Jr. In addition, the 2003 Letter provides that Mr. Rupert’s pension under the RTI Pension Plan is calculated based solely upon the terms of the RTI Pension Plan, using Mr. Rupert’s combined years of service with the USX and RTI , reduced by the amount of any retirement benefits payable under the U.S. Steel Pension Plan. Mr. Rupert further agreed in the 2003 Letter that RTI will not have an obligation to make up any difference in (a) any pension benefit Mr. Rupert would have received from the U.S. Steel Pension Plan had Mr. Rupert remained employed by USX and (b) the actual combined pension benefit Mr. Rupert will receive from the U.S. Steel Plan and RTI. Finally, in the event that Mr. Rupert fails to receive from the U.S. Steel pension plan the pension benefits owed to him (estimated to be approximately $33,436 per year), after using reasonable efforts to collect his benefits through the U.S. Steel pension plan’s claims and appeals procedures, RTI agrees under the 2003 Letter to guarantee the full payment of such benefits, and Mr. Rupert agrees to cooperate with RTI in connection with any claim or action for reimbursement of all or any portion of such payments made under such guarantee. The effects of the 2003 Letter are reflected in the description of Mr. Rupert’s pension benefits set forth above.

On July 29, 2005, RTI entered into an employment agreement with Mr. Hull covering his employment for an initial three year term and for additional one year terms each year thereafter until he attains age 65 unless terminated prior thereto by either party on 90 days notice. Under the agreement, he will be paid the annual salary set forth, subject to increases from time to time in the sole discretion of RTI. The agreement contains the other terms and conditions described above as being contained in the agreements with Mrs. Hickton except that Mr. Hull’s cash severance benefit is based on current base salary and the average annual bonus in the three years before the date of termination.

Grants of Plan-Based Awards Table

									Stock	Option
									Awards:	Awards:
		Estimated Future Payouts Under			Non-	Estimated Future Payouts Under			Number	Number of	Exercise or
		Non-Equity Incentive Plan			Equity	Equity Incentive			of Shares	Securities	Base Price	Full
	Grant	Awards			Rights	Plan Awards			of Stock	Underlying	of Option	Grant Date
Name	Date	Threshold	Target	Maximum	(#)	Threshold	Target	Maximum	or Units(1)	Options(2)	Awards(3)	Fair Value(4)

Timothy G. Rupert	1/27/2006	—	—	—	—	—	—	—	—	10,000	$45.09	$188,100
	1/27/2006	—	—	—	—	—	—	—	16,640	—	—	750,298
John H. Odle	1/27/2006	—	—	—	—	—	—	—	—	8,000	45.09	150,480
	1/27/2006	—	—	—	—	—	—	—	8,960	—	—	404,006
Dawne S. Hickton	1/27/2006	—	—	—	—	—	—	—	—	7,000	45.09	131,670
	1/27/2006	—	—	—	—	—	—	—	7,160	—	—	322,844
William T. Hull	1/27/2006	—	—	—	—	—	—	—	—	4,000	45.09	75,240
	1/27/2006	—	—	—	—	—	—	—	4,000	—	—	180,360
Stephen R. Giangiordano	1/27/2006	—	—	—	—	—	—	—	—	4,000	45.09	75,240
	1/27/2006	—	—	—	—	—	—	—	1,650	—	—	74,399
Michael C. Wellham	1/27/2006	—	—	—	—	—	—	—	—	2,500	45.09	47,025
	1/27/2006	—	—	—	—	—	—	—	1,000	—	—	45,090

(1)	Represents the number of restricted stock awards granted in 2006 to the Named Executive Officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(2)	Represents the number of stock option awards granted in 2006 to the Named Executive Officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(3)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices on the date of grant.

(4)	Represents the grant date fair value of the award determined in accordance with FAS 123R. The grant date fair value for restricted stock awards is based on average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a Named Executive Officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the current holdings of stock option and restricted stock awards by the Named Executive Officers. This table includes unexercised and unvested option awards as well as unvested restricted stock awards. Each equity grant is shown separately for each Named Executive Officer.

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan Awards:				Market	Unearned	Unearned
			Number of	Number of				Value of	Shares,	Shares,
		Number of	Securities	Securities			Number of	Shares or	Units or	Units or
		Securities	Underlying	Underlying			Shares or	Units of	Other	Other
		Underlying	Unexercised	Unexercised	Option	Option	Units of Stock	Stock That	Rights That	Rights That
	Grant Date	Options (#)	Options (#)	Unearned	Exercise	Expiration	That have	Have Not	Have Not	Have Not
Name	of Award	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date	Not Vested (#)	Vested ($)(2)	Vested (#)	Vested ($)

Timothy G. Rupert
	1/27/2006	—	10,000	—	$45.09	1/27/16	16,640	$1,301,581	—	$—
	1/28/2005	5,000	10,000	—	21.50	1/28/15	18,750	1,466,625	—	—
	1/30/2004	10,000	5,000	—	14.96	1/30/14	15,400	1,204,588	—	—
	1/31/2003	—	—	—	—	—	10,325	807,622	—	—
	1/30/2002	—	—	—	—	—	2,485	194,377	—	—
John H. Odle
	1/27/2006	—	8,000	—	45.09	1/27/16	8,960	700,851	—	—
	1/28/2005	3,333	6,667	—	21.50	1/28/15	7,500	586,650	—	—
	1/30/2004	8,000	4,000	—	14.96	1/30/14	6,600	516,252	—	—
	1/31/2003	—	—	—	—	—	4,475	350,035	—	—
	1/30/2002	—	—	—	—	—	1,065	83,304	—	—
Dawne S. Hickton
	1/27/2006	—	7,000	—	45.09	1/27/16	7,160	560,055	—	—
	1/28/2005	2,666	5,334	—	21.50	1/28/15	5,625	439,988	—	—
	1/30/2004	2,665	2,670	—	14.96	1/30/14	4,125	322,658	—	—
	1/31/2003	6,000	—	—	10.22	1/31/13	2,409	188,432	—	—
	1/30/2002	—	—	—	—	—	581	45,446	—	—
William T. Hull
	1/27/2006	—	4,000	—	45.09	1/27/16	4,000	312,880	—	—
	8/1/2005	3,333	6,667	—	34.90	8/1/15	2,000	156,440	—	—
Stephen R. Giangiordano
	1/27/2006	—	4,000	—	45.09	1/27/16	1,650	129,063	—	—
	1/28/2005	1,333	2,667	—	21.50	1/28/15	1,400	109,508	—	—
	1/30/2004	2,666	1,334	—	14.96	1/30/14	1,050	82,131	—	—
	1/31/2003	8,000	—	—	10.22	1/31/13	912	71,337	—	—
	1/30/2002	—	—	—	—	—	188	14,705	—	—
Michael C. Wellham
	1/27/2006	—	2,500	—	45.09	1/27/16	1,000	78,220	—	—
	1/28/2005	8	1,667	—	21.50	1/28/15	1,200	93,864	—	—
	1/30/2004	—	1,333	—	14.96	1/30/14	1,200	93,864	—	—
	1/31/2003	—	—	—	—	—	400	31,288	—	—
	1/30/2002	—	—	—	—	—	100	7,822	—	—
Gordon L. Berkstresser (3)
	1/28/2005	1,666	1,667	—	21.50	1/28/15	3,600	281,592	—	—
	1/30/2004	3,332	1,668	—	14.96	1/30/14	3,000	234,660	—	—
	1/31/2003	—	—	—	—	—	1,500	117,330	—	—
	1/30/2002	—	—	—	—	—	300	23,466	—	—

(1)	These stock option awards vest ratably in three equal annual installments beginning one year after the grant date.

(2)	The market value of the restricted stock awards is based on the closing market price of RTI stock as of December 31, 2006, which was $78.22.

(3)	Mr. Berkstresser was no longer an executive officer at December 31, 2006.

Option Exercises and Stock Vested During 2006

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of	Value Realized
	Shares Acquired	Upon	Shares Acquired	Upon
Name	on Exercise (#)	Exercise ($)(1)	Upon Vesting (#)	Vesting ($)

Timothy G. Rupert	31,000	$1,727,973	27,840	$1,255,166
John H. Odle	24,000	1,548,996	11,760	530,200
Dawne S. Hickton	—	—	6,960	313,792
William T. Hull	—	—	1,000	44,980
Stephen R. Giandiordano	19,400	803,204	1,640	73,939
Michael C. Wellham	3,492	126,775	1,100	49,594
Gordon L. Berkstresser	11,000	767,582	3,300	148,781

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Retirement Benefits

Pension Plan

RTI’s Pension Plan for Eligible Salaried Employees (the “Pension Plan”) is a tax-qualified defined benefit plan which first became effective at RMI Company (a predecessor of RTI) in 1971. The Pension Plan recognizes, for pension benefits, services and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc. (a predecessor of RMI Company), United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides under normal retirement amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included in the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the following table, are subject to offsets for certain pensions payable under the U.S. Steel and the Quantum pension plans. Effective January 1, 2006 the Plan was closed to new participants.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2006, annual compensation in excess of $220,000 cannot be taken into account in determining qualified plan benefits. RTI maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be limited by such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Messrs. Rupert and Odle and Ms. Hickton have been so designated.

Supplemental Pension Program

Officers participating in the Company’s annual incentive compensation programs (i.e., annual bonuses) are also eligible for the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years service and with RTI consent, they will be entitled to receive the benefits shown in the table below based on bonuses paid under the annual incentive compensation program.

RTI has agreed with Mr. Rupert that his continuous service for purposes of the Supplemental Pension Program shall include his service with USX Corporation and its predecessor U.S. Steel. As of December 31, 2006, Mrs. Hickton had 9 credited years of service, Mr. Hull had 1 year of credited service, Mr. Odle 29, and Mr. Rupert 38. Average annual bonus as of December 31, 2006, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers are as follows: Mrs. Hickton, $149,000; Mr. Hull, $45,000; Mr. Odle, $195,000; and Mr. Rupert, $415,000.

The benefits shown above are based on a formula whereby the average annual bonuses for the highest five years in the preceding ten year period are multiplied times a factor. The factor is determined by multiplying 1.5% for each year of continuous service. Participants in the plan may elect to have the monthly benefit as a result of the formula paid monthly for life or receive a lump sum distribution based on the present value of the amounts payable. The plan provides for surviving spouse benefits at a reduced rate.

In order to comply with the limitations of the Internal Revenue Code, pension benefits will be paid directly by RTI when they exceed the amounts permitted by the Code to be paid from federal income tax qualified pension plans.

Pension Benefits Table

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)(1)	Fiscal Year ($)

Timothy G. Rupert (2)	Pension Plan	15	$394,791	$—
	Supplemental Pension Program	38	2,541,254	—
	Excess Benefits Plan	15	428,012	—
	Letter Agreement	38	1,918,272	—
John H. Odle (2)	Pension Plan	29	785,818	—
	Supplemental Pension Program	38	1,237,510	—
	Excess Benefits Plan	29	284,021	—
	Letter Agreement	38	455,479	—
Dawne S. Hickton	Pension Plan	9	129,942	—
	Supplemental Pension Program	9	120,181	—
	Excess Benefits Plan	9	7,723	—
William T. Hull	Pension Plan	1	17,331	—
	Supplemental Pension Program	1	5,048	—
Stephen R. Giangiordano	Pension Plan	23	364,509	—
	Supplemental Pension Program	23	219,308	—
Gordon L. Berkstresser	Pension Plan	7	108,236	—
Michael C. Wellham	Not a participant in any plan requiring disclosure

(1)	The present value has been calculated assuming the earliest time at which the Named Executive Officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. As described in the financial statements, the discount rate assumption is 6.0%.

(2)	Mr. Rupert and Mr. Odle are eligible for early retirement as of December 31, 2006. Assuming a December 31, 2006 retirement, the present value of accumulated plan benefits are:

(Pension Benefits — Continued)

				Present
				Value of
				Accumulated
Name	Plan Name	Retirement Eligibility		Benefits ($)

Timothy G. Rupert	Pension Plan	55/10 Retirement (reduced benefits	)	$283,120
	Supplemental Pension Program	30-Year Retirement (unreduced benefit	)	3,617,752
	Excess Benefits Plan	55/10 Retirement (reduced benefits	)	306,944
	Letter Agreement	30-Year Retirement (unreduced benefit	)	1,918,272

John H. Odle	Pension Plan	62/15 Retirement (unreduced benefit	)	$785,818
	Supplemental Pension Program	62/15 Retirement (unreduced benefit	)	1,468,603
	Excess Benefits Plan	62/15 Retirement (unreduced benefit	)	284,021

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers, in the event of termination of such executive’s employment as of December 31, 2006 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the discussion and tables related to retirement benefits and the employment agreements in place during 2006, each as set forth above.

While the following tables include payments under the Company’s 401(k) Savings Plan, these benefits are fully-vested and are not effected by termination. The Savings Plan payments estimated for Ms. Hickton and Messrs. Rupert, Odle, Hull, Giangiordano and Berkstresser consist solely of employee contributions as these executives have not received any matching contributions by the Company. As previously discussed under the caption “Changes in Compensation for 2007” above, following the effectiveness of our succession plan, the continuing named executive officers will be subject to the terms of new employment agreements. Consequently, the calculations for termination following a change in control for Ms. Hickton and Messrs. Hull, Giangiordano and Wellham will change for 2007. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2006 may not be indicative of actual payments in future periods.

(Potential Payments Upon Termination or Change in Control — Continued)

Timothy G. Rupert

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$2,670,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	520,233
Time-Based Restricted Stock	—	—	—	—	—	—	4,002,909
Other Benefits
Savings Plan	364,419	364,419	364,419	364,419	364,419	364,419	364,419
Pension Plan (1)	24,361	24,361	11,340	39,666	24,361	24,361	24,361
Supplemental Pension Program (2)	—	3,617,752	1,808,876	239,663	3,617,752	3,617,752	3,617,752
Excess Benefits Plan (1)	—	26,411	12,294	43,004	26,411	26,411	26,411
Letter Agreement (2)	1,918,272	1,918,272	959,136	95,180	1,918,272	1,918,272	1,918,272
Health & Welfare Benefits	—	—	—	—	—	—	23,609
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	12,794
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$2,307,052	$5,951,215	$3,156,065	$781,932	$5,951,215	$5,951,215	$13,180,760

John H. Odle

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$361,111
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	390,984
Time-Based Restricted Stock	—	—	—	—	—	—	1,797,105
Other Benefits
Savings Plan	280,206	280,206	280,206	280,206	280,206	280,206	280,206
Pension Plan (1)	74,831	74,831	34,422	74,831	74,831	74,831	74,831
Supplemental Pension Program (2)	—	1,468,603	734,301	111,384	1,468,603	1,468,603	1,468,603
Excess Benefits Plan (1)	—	27,046	12,441	27,046	27,046	27,046	27,046
Letter Agreement (2)	455,479	455,479	227,739	34,545	455,479	455,479	455,479
Health & Welfare Benefits	—	—	—	—	—	—	23,609
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	12,790
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$810,516	$2,306,165	$1,289,109	$528,012	$2,306,165	$2,306,165	$4,891,763

(Potential Payments Upon Termination or Change in Control — Continued)

Dawne S. Hickton

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$1,380,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	315,200
Time-Based Restricted Stock	—	—	—	—	—	—	1,238,535
Other Benefits
Savings Plan	128,061	128,061	128,061	128,061	128,061	128,061	128,061
Pension Plan (1)	23,172	23,172	2,918	23,172	23,172	23,172	23,172
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	—	1,377	173	1,377	1,377	1,377	1,377
Letter Agreement (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Health & Welfare Benefits	—	—	—	—	—	—	23,609
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	5,737
Excise Tax and Related Gross-Up	—	—	—	—	—	—	595,620

Total	$151,233	$152,610	$131,152	$152,610	$152,610	$152,610	$3,711,311

William T. Hull

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$840,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	118,590
Time-Based Restricted Stock	—	—	—	—	—	—	326,438
Other Benefits
Savings Plan	15,440	15,440	15,440	15,440	15,440	15,440	15,440
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Letter Agreement (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Health & Welfare Benefits	—	—	—	—	—	—	23,609
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	3,566
Excise Tax and Related Gross-Up	—	—	—	—	—	—	414,712

Total	$15,440	$15,440	$15,440	$15,440	$15,440	$15,440	$1,742,355

(Potential Payments Upon Termination or Change in Control — Continued)

Steve R. Giangiordano

Involuntary Not
For Cause
or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$—
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	—
Other Benefits
Savings Plan	455,436	455,436	455,436	455,436	455,436	455,436	455,436
Pension Plan (1)	44,476	44,476	22,238	44,476	44,476	44,476	44,476
Supplemental Pension Program (2)	—	—	239,785	24,754	—	—	—
Excess Benefits Plan (1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Letter Agreement (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Health & Welfare Benefits	—	—	—	—	—	—	—
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	—
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$499,912	$499,912	$717,459	$524,666	$499,912	$499,912	$499,912

Michael C. Wellham

Involuntary Not
For Cause
or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$—
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	—
Other Benefits
Savings Plan	195,974	195,974	195,974	195,974	195,974	195,974	195,974
Pension Plan (1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Supplemental Pension Program (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Excess Benefits Plan (1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Letter Agreement (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Health & Welfare Benefits	—	—	—	—	—	—	—
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	—
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$195,974	$195,974	$195,974	$195,974	$195,974	$195,974	$195,974

(Potential Payments Upon Termination or Change in Control — Continued)

Gordon L. Berkstresser

Involuntary Not
For Cause
or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Cash Severance & Short Term Incentive	$—	$—	$—	$—	$—	$—	$—
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	—
Other Benefits
Savings Plan	106,798	106,798	106,798	106,798	106,798	106,798	106,798
Pension Plan (1)	14,175	14,175	3,893	14,175	14,175	14,175	14,175
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Letter Agreement (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Health & Welfare Benefits	—	—	—	—	—	—	—
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	—	—
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$120,973	$120,973	$110,691	$120,973	$120,973	$120,973	$120,973

(1)	All benefits shown are annual benefits based on a straight life annuity form of payment.

(2)	Amounts are based on a lump sum form of payment, except for termination due to disability. For participants with at least 15 years of service as of disability, service continues to accrue until the earlier of age 65 or discontinuance of long term disability. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock	Option	Non-equity	Deferred			Grant Date Fair
	or Paid in	Awards	Awards	Incentive Plan	Compensation	All Other		Value of 2006
Name	Cash ($)	($)(1)(3)	($)(4)	Compensation ($)	on Earnings	Compensation ($)	Total ($)	Awards ($)(2)

Craig R. Andersson	$40,000	$36,674	—	—	—	—	$76,674	$40,000
Neil A. Armstrong	40,000	10,004	—	—	—	—	50,004	40,000
Daniel I. Booker	47,500	36,674	—	—	—	—	84,174	40,000
Donald P. Fusilli Jr.	40,000	36,674	—	—	—	—	76,674	40,000
Ronald L. Gallatin	40,000	36,674	—	—	—	—	76,674	40,000
Charles C. Gedeon	40,000	36,674	—	—	—	—	76,674	40,000
Robert M. Hernandez	77,500	66,665	—	—	—	—	144,165	72,500
Edith E. Holiday	40,000	36,674	—	—	—	—	76,674	40,000
James A. Williams	55,000	57,220	—	—	—	—	112,220	40,000

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	Represents the grant date fair value of awards granted to each non-employee director during 2006. On April 28, 2006, each non-employee director, except for Mr. Hernandez, Chairman, was granted an award of 670 shares of restricted stock, which vest in one year. On April 28, 2006, Mr. Hernandez was granted an award of 1,214 shares of restricted stock, which vest in one year.

(3)	As of December 31, 2006, each non-employee director had the following aggregate number of common share ownership. Craig R. Andersson: 29,392; Daniel I. Booker: 20,020; Donald P. Fusilli: 5,765; Ronald L. Gallatin: 11,894; Charles C. Gedeon: 13,317; Robert M. Hernandez: 49,781; Edith E. Holiday: 11,097; and James A. Williams: 2,894.

(4)	As of December 31, 2006, each non-employee director had the following number of vested options outstanding: Craig R. Andersson: 6,000; Daniel I. Booker: 1,000; Ronald L. Gallatin: 1,000; Charles C. Gedeon: 6,000.

RTI employees receive no extra pay for serving as a director. For 2006, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $80,000 and Mr. Hernandez received an annual retainer of $145,000 as non-employee Chairman of the Board. One-half of these retainers are paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. In addition, the Audit Committee Chairperson received an annual cash retainer of $20,000 and the Nominating/Corporate Governance Committee Chairperson received an annual cash retainer of $7,500. No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extra-ordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for each meeting attended thereafter. No such additional fees were paid during 2006.

On October 27, 2006, the Board of Directors amended the Company’s Directors Compensation Program in certain respects. The amendments were adopted, with input from a national consulting firm, to enhance the Company’s ability to attract and retain independent directors and to align the Company’s Director Compensation Program with public companies of comparable size. The amendments became effective on January 1, 2007 and raised the retainer compensation to $120,000 for all non-employee directors other than the Chairman and to $180,000 for the Chairman.

TRANSACTIONS WITH RELATED PARTIES

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2006 in which any of our directors, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company. As a general matter, and in accordance with the Company’s Code of Ethical Business Conduct and its Conflicts of Interest Policy (both of which are available on our website at www.rtiintl.com), the Company’s preference is to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of RTI. We monitor the potential for such transactions and ask our directors and executive officers to confirm, at least annually, that they are not aware of any related-party transactions. In the event that recent transactions are entered into or potential transactions are being contemplated, it is our unwritten policy to discuss the merits of such transactions with the disinterested members of the Board of Directors and seek ratification or approval.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

On February 28, 2007, 23,016,976 shares were outstanding. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is December 5, 2007. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 18, 2007.

Shareholders wishing to recommend candidates to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations to the corporate Secretary, RTI International Metals, Inc., 1000 Warren Avenue, Niles OH 44446.

Shareholder and other interested party communications

Shareholders, and any other interested party, who wishes to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., 1000 Warren Avenue, Niles OH 44446.

Board Attendance at Annual Meeting

RTI Board members are normally expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2006 Annual Meeting attended such meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of RTI are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. All such reports were timely filed for transactions that occurred in 2006.

Available Information

A copy of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is available to shareholders. A shareholder may obtain a copy of the Form 10-K free of charge on RTI’s website (www.rtiintl.com), on the SEC’s website (www.sec.gov) or by sending a written request to the corporate Secretary at 1000 Warren Avenue, Niles, Ohio 44446. For written requests, a copy of the Form 10-K will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to RTI’s costs of providing such copies.

By Order of the Board of Directors

Dawne S. Hickton
Secretary

Dated: April 3, 2007

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 27, 2007 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

è
Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

RTI INTERNATIONAL METALS, INC. 1000 Warren Avenue, Niles, Ohio 44446 Proxy For 2007 Annual Meeting Solicited on Behalf of the Directors of RTI International Metals, Inc.
This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all Proposals.

Dated:	, 2007

Signature(s)

Signature(s)
Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.
SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

RTI INTERNATIONAL METALS, INC.	PROXY

The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND WILLIAM T. HULL, or any of them, proxies to vote all shares of Common Stock which the undersigned is entitled to vote with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 27, 2007, and any adjournments thereof, upon such matters as may properly come before the meeting.
The Board of Directors recommends a Vote FOR:

Proposal No. 1. — Election of Directors:
(01) Craig R. Andersson	(02) Daniel I. Booker	(03) Donald P. Fusilli, Jr.	(04) Ronald L. Gallatin	(05) Charles C. Gedeon
(06) Robert M. Hernandez	(07) Dawne S. Hickton	(08) Edith E. Holiday	(09) Michael C. Wellham	(10) James A. Williams

☐	FOR all nominees listed above	☐	WITHHOLD authority
	(except as marked to the contrary below)		to vote for ALL nominees listed above

INSTRUCTIONS: To withhold authority to vote for one or more nominees, write his or her name(s) in the space below:

Proposal No. 2. — Ratification of appointment of PricewaterhouseCoopers LLP as independent registered accountants for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.